Exhibit 99.1
                    CAROLINA COCA-COLA BOTTLING COMPANY, INC.
                              480 E. Liberty Street
                          Sumter, South Carolina 29153

                         PROXY SOLICITED BY THE BOARD OF
                    CAROLINA COCA-COLA BOTTLING COMPANY, INC.
                      FOR A SPECIAL MEETING OF SHAREHOLDERS
                              ______________, 1999


        The undersigned shareholder of Carolina Coca-Cola Bottling Company, Inc. hereby appoints W.S. Heath, A.T. Heath III and R. Bland Roper, or any of them, with full power of substitution, acting jointly or by any one of them if only one be present and acting, attorney and proxies to vote in the manner specified below the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders to be held on ______ __, 1999, or at any adjournment thereof.

               Proposal to Approve the Agreement and Plan of Merger by and among Coca-Cola Bottling Co. Consolidated, Sumter Merger Corporation, Inc. and Carolina Coca-Cola Bottling Company, Inc.

               FOR ______            AGAINST ______            ABSTAIN ______


If no direction to the contrary is indicated, this proxy will be voted FOR the proposal to approve the Agreement and Plan of Merger.



Dated: _______________________, 1999      ___________________________________
                                          Signature(s) of Shareholder

                                          ___________________________________
                                          Signature if signing jointly

Please sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. When signing for a corporation or partnership or as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are signing.

PLEASE FILL IN, DATE AND SIGN THE PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.